Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS INCREASED SALES AND PROFIT FOR SECOND QUARTER 2011

SPARKS, MD, JUNE 30—McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported strong increases in sales and profit for the second quarter of fiscal year 2011. The Company adjusted its 2011 financial outlook to reflect the impact of recently announced agreements to acquire a leading flavor brand in Poland and a majority interest in a joint venture in India.

•	In the second quarter, the Company increased sales 11%. In local currency, the sales increase was 8%. Earnings per share rose 12% to $0.55.

•	Projected CCI cost savings are now expected to be at least $45 million in 2011.

•	The Company expects to achieve $2.74 to $2.79 earnings per share for fiscal year 2011, which includes estimated transaction costs related to recent announcements of an acquisition and a joint venture.

Alan D. Wilson, Chairman, President and CEO, commented, “We were pleased to report double-digit increases in both sales and profit this quarter. We achieved a strong performance in both our consumer and industrial segments through new products, increased distribution and effective brand marketing. Our profit performance demonstrates our ability to offset steep cost increases with a combination of pricing actions and cost savings from our Comprehensive Continuous Improvement program. CCI is our on-going initiative to improve productivity and reduce costs throughout our organization. McCormick employees are highly engaged in this effort and we now expect to deliver at least $45 million of CCI cost savings in 2011.

“We are also executing well against our strategy to expand our presence in emerging markets with our current businesses and through acquisitions. Our business in China has particularly strong growth driven by new product innovation and expanded distribution. In early June we announced an agreement to enter into a joint venture to market and sell in India, Kohinoor, a leading brand of basmati rice and other food products. Earlier this week we announced an agreement to acquire Kamis, a leading brand of spices, seasonings and mustard in Poland. We are excited about potential growth opportunities for both of these businesses and with these additions to our portfolio, expect more than 12% of 2012 sales to come from emerging markets, up from 9% in 2010.”

McCormick’s second quarter sales rose 11% and increased 8% in local currency. Pricing actions, taken in response to increased raw and packaging material costs, added 5% to sales, while favorable volume and product mix drove a 3% increase. Consumer business sales rose 10%, which included 3% from favorable currency exchange rates. For this business segment, both pricing and increased volume and product mix added to sales. McCormick grew volume and product mix of its consumer business through new product introductions, brand marketing support and new distribution in a number of countries including the U.S., Canada, France and China. Industrial business sales rose 11% and increased 8% in local currency with increases in volume and product mix, as well as pricing. Customer demand for McCormick’s industrial products, including new items, rose in each of McCormick’s three geographic regions, led by a 10% increase in volume and product mix in the Asia/Pacific region. Across both segments, the Company has grown sales 7% and in local currency, sales have increased 5% through the first half.

During 2011, pricing actions and cost savings from CCI are expected to offset increased material costs. Even though material costs have increased beyond the Company’s initial projection, McCormick now expects to achieve at least $45 million of cost savings from CCI in 2011, up from its initial projection of at least $40 million. The Company is offsetting the dollar impact of higher costs with pricing actions and CCI cost savings. However, the net effect of these factors caused gross profit as a percentage of sales to decline in the second quarter when compared to the year-ago period, and the Company expects a decline in gross profit margin to continue through the second half of 2011.

Earnings per share rose 12% to $0.55 from $0.49 in the second quarter of 2010. This $0.06 per share increase was driven by higher operating income. Year to date, cash flow from operations was $36 million, compared to $65 million in the year-ago period due to higher inventory. Inventory rose primarily as a result of the higher cost of materials, the impact of currency exchange rates, and raw material positions taken in order to assure a steady supply of product. The Company is currently implementing a new inventory management process, which is expected to improve inventory levels.

During the month of June, McCormick made excellent progress with its acquisition strategy. Early in the month, an agreement was signed with Kohinoor Foods Limited for an 85% interest in a joint venture to market a leading brand of basmati rice and other food products in India. McCormick will consolidate sales and profit from Kohinoor in its financial results, with a minority interest reduction to net income for the 15% of the business it does not own. On June 28th, McCormick announced an agreement to acquire 100% of the shares of Kamis S.A., which manufactures and markets a leading brand of spices, seasonings and mustard in Poland with annual sales of approximately $105 million. With an estimated completion of these two agreements by the end of McCormick’s third quarter, only a portion of annual sales will be recorded in the Company’s 2011 financial results. Profit from these businesses will be minimal in 2011 due to integration costs and initial investments in growth, but is expected to be $0.07 to $0.09 accretive to earnings per share in 2012. In 2011, the Company expects to record $9 million in transaction related costs, of which $2 million was recorded in the second quarter with the remaining $7 million expected to lower earnings per share in the third quarter by $0.05.

McCormick has adjusted its financial outlook for 2011 to reflect these two agreements. The Company has raised its projected range of sales growth in local currency to 6 to 8%, to include 1% of incremental sales from Kohinoor and Kamis. In addition, the sales impact of favorable currency exchange rates is now estimated to be 2%. Earnings per share are expected to be $2.74 to $2.79. This is a reduction of $0.06 from the previous earnings per share outlook to reflect the $9 million in transaction costs related to Kohinoor and Kamis. Third quarter earnings per share will be affected by $7 million of these costs with an estimated $0.05 reduction to earnings per share. Also in the third quarter of 2011, McCormick is investing in its brands with at least $6 million of incremental marketing which includes an emphasis on brand value, a U.S. campaign behind Hispanic products and advertising for the Zatarain’s brand.

Business Segment Results

Consumer Business

(in millions)	Three Months Ended		Six Months Ended
	5/31/11	5/31/10	5/31/11	5/31/10
Net sales	$499.0	$452.7	$953.1	$906.2
Operating income	77.0	68.2	163.9	148.0

Consumer business sales rose 10% from the second quarter of 2010. In local currency sales grew 7% due to increased pricing and favorable volume and product mix.

•

Consumer sales in the Americas rose 9%, including pricing actions taken to offset the impact of higher costs of raw and packaging materials. Volume and product mix rose 2% with growth in authentic regional cuisine in the U.S., including Zatarain’s branded products and Hispanic items, as well as dry seasoning mixes and Billy Bee honey in Canada. During the second quarter, the Company believes retailers’ emphasis on private label limited sales growth on many of its other products. To support its brands, McCormick is adjusting promotional activities, launching differentiated new products and working to expand distribution in a number of retail channels.

•

Consumer sales in EMEA increased 10% and in local currency rose 2%. In this region, higher pricing more than offset a 2% decline in volume and product mix. While McCormick grew volume and product mix in France and developing markets, declines in the U.K. and The Netherlands continue to be affected by difficult economic conditions and heightened competition. In response, the Company is redirecting its brand marketing support, accelerating new product activity and working to improve in-store merchandising.

•

Second quarter sales in the Asia/Pacific region rose 23% and in local currency grew 13%. This result was led by consumer business growth in China, where McCormick grew sales volume and product mix with new products and expanded distribution.

For the second quarter, operating income for the consumer business rose 13% to $77 million largely as a result of higher sales and CCI cost savings.

Industrial Business

(in millions)	Three Months Ended		Six Months Ended
	5/31/11	5/31/10	5/31/11	5/31/10
Net sales	$384.7	$345.6	$713.4	$656.6
Operating income	32.3	29.3	56.0	50.4

Industrial business sales rose 11% when compared to the second quarter of 2010. In local currency, sales grew 8% as a result of favorable volume and product mix, as well as pricing actions.

•

Industrial sales in the Americas rose 9% and increased 8% in local currency. About half of the increase was in volume and product mix driven largely by new products and increased demand from food manufacturers in this region. The other half of the increase related to pricing actions taken in response to higher material costs.

•

In EMEA, industrial sales rose 13%, and in local currency increased 7%. This increase was led by demand from quick service restaurants in this region which has continued to be strong through the second quarter. Favorable volume and product mix added about half of the sales growth this period with the remainder from pricing actions.

•	In the Asia/Pacific region, sales rose 21%. In local currency, sales rose 12% in the second quarter of 2011, driven largely by new products for quick service restaurants.

Industrial business operating income rose 10% to $32 million in the second quarter from higher sales and CCI cost savings.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $3 billion in annual sales, the Company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufactures and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick brings passion to flavor™!

To learn more please visit us at www.mccormickcorporation.com

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

6/2011

(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2011	May 31, 2010	May 31, 2011	May 31, 2010
Net sales	$883.7	$798.3	$1,666.5	$1,562.8
Cost of goods sold	533.0	471.6	987.6	925.9

Gross profit	350.7	326.7	678.9	636.9
Gross profit margin	39.7%	40.9%	40.7%	40.8%
Selling, general and administrative expense	241.4	229.2	459.0	438.5

Operating income	109.3	97.5	219.9	198.4
Interest expense	12.3	12.3	24.5	24.6
Other income, net	0.9	—	1.4	0.4

Income from consolidated operations before income taxes	97.9	85.2	196.8	174.2
Income taxes	30.4	25.7	60.4	53.1

Net income from consolidated operations	67.5	59.5	136.4	121.1
Income from unconsolidated operations	6.1	6.7	14.0	13.1

Net income	$73.6	$66.2	$150.4	$134.2

Earnings per common share - basic	$0.56	$0.50	$1.13	$1.01

Earnings per common share - diluted	$0.55	$0.49	$1.12	$1.00

Average shares outstanding - basic	132.4	133.1	132.7	132.7
Average shares outstanding - diluted	134.1	134.8	134.3	134.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	May 31, 2011	May 31, 2010
Assets
Current assets
Cash and cash equivalents	$47.9	$23.1
Trade accounts receivable, net	342.6	310.8
Inventories	577.3	456.3
Prepaid expenses and other current assets	111.8	117.6

Total current assets	1,079.6	907.8
Property, plant and equipment, net	494.8	463.9
Goodwill, net	1,480.3	1,372.6
Intangible assets, net	234.7	231.9
Investments and other assets	300.0	216.2

Total assets	$3,589.4	$3,192.4

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$208.5	$129.5
Trade accounts payable	301.8	266.0
Other accrued liabilities	336.2	313.8

Total current liabilities	846.5	709.3
Long-term debt	781.2	874.6
Other long-term liabilities	319.6	321.1

Total liabilities	1,947.3	1,905.0
Shareholders’ equity
Common stock	787.8	685.7
Retained earnings	732.7	670.1
Accumulated other comprehensive income/(loss)	112.4	(76.7)
Noncontrolling Interests	9.2	8.3

Total shareholders’ equity	1,642.1	1,287.4

Total liabilities and shareholders’ equity	$3,589.4	$3,192.4

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	May 31, 2011	May 31, 2010
Cash flows from operating activities
Net income	$150.4	$134.2
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	48.5	45.9
Stock based compensation	7.6	7.5
Income from unconsolidated operations	(14.0)	(13.1)
Changes in operating assets and liabilities	(166.7)	(117.0)
Dividends from unconsolidated affiliates	10.5	7.7

Net cash flow from operating activities	36.3	65.2

Cash flows from investing activities
Capital expenditures	(33.4)	(32.4)
Proceeds from sale of property, plant and equipment	0.3	0.2

Net cash flow used in investing activities	(33.1)	(32.2)

Cash flows from financing activities
Short-term borrowings, net	107.9	28.1
Long-term debt borrowings	2.1	—
Long-term debt repayments	—	(14.2)
Proceeds from exercised stock options	31.1	29.7
Common stock acquired by purchase	(89.2)	(6.4)
Dividends paid	(74.3)	(69.0)

Net cash flow used in financing activities	(22.4)	(31.8)

Effect of exchange rate changes on cash and cash equivalents	16.3	(17.6)

Decrease in cash and cash equivalents	(2.9)	(16.4)
Cash and cash equivalents at beginning of period	50.8	39.5

Cash and cash equivalents at end of period	$47.9	$23.1